Exhibit 99.1

Array BioPharma Reports Financial Results For The Second Quarter Of Fiscal 2016

– NEMO Phase 3 trial meets primary endpoint and first regulatory submission for binimetinib expected in first half of 2016 –

– Top-line results for COLUMBUS Phase 3 trial expected in first half of 2016 and regulatory submission for binimetinib and encorafenib expected in second half of 2016 –

– New Phase 3 global registration trial in BRAF-mutant colorectal cancer expected to start in 2016 –

BOULDER, Colo., Feb. 2, 2016 /PRNewswire/ -- Array BioPharma Inc. (NASDAQ: ARRY) today reported results for the second quarter ending December 31, 2015 of its fiscal year and provided an update on the progress of its key clinical development programs.

Ron Squarer, Chief Executive Officer of Array, noted, "We were excited this quarter to share positive results from the first global Phase 3 trial of binimetinib in patients in NRAS-mutant melanoma. We plan to submit these results to regulators during 2016. In addition, we continue to make important progress with binimetinib and encorafenib in several other clinical trials, and expect to announce top-line results from COLUMBUS in BRAF-mutant melanoma in 2016."

KEY PIPELINE UPDATES
Binimetinib (MEK162) and encorafenib (LGX818)

  NEMO meets primary endpoint; regulatory filing expected in 1H 2016
  COLUMBUS top-line results expected in 1H 2016; regulatory filing expected in 2H 2016
  New Phase 3 global registration trial in BRAF-mutant colorectal cancer expected to start in 2016

Update on Phase 3 trials
In December 2015, Array reported top-line results from the ongoing Phase 3 NEMO clinical trial of binimetinib in patients with advanced NRAS-mutant melanoma. The study met its primary endpoint of improving progression-free survival (PFS) compared with dacarbazine treatment, with a hazard ratio of 0.62, [95% CI 0.47-0.80] and a p-value of less than 0.001. The median PFS on the binimetinib arm was 2.8 months versus 1.5 months on the dacarbazine arm. In the trial, binimetinib was generally well-tolerated and the adverse events reported were consistent with previous results in NRAS melanoma patients.

Array plans to submit binimetinib to regulatory authorities for marketing approval in NRAS-mutant melanoma during the first half of 2016. Results from the NEMO trial including progression free survival, overall survival, objective response rate, safety and prespecified subgroup analyses including outcomes in patients who received prior treatment with immunotherapy will be presented at a medical conference in 2016.

In addition, Array expects top-line results from Part 1 of the COLUMBUS trial in the first half of 2016 and projects a regulatory filing of binimetinib and encorafenib in 2016. In October 2015, Part 2 of COLUMBUS achieved its target patient enrollment. The MILO Phase 3 study in patients with low-grade serous ovarian cancer continues to enroll patients, and Array estimates enrollment to be complete in 2016 with the availability of top-line data, along with a projected regulatory filing, in 2017.

Based on the strength of the Phase 2 combination data with encorafenib in patients with BRAF-mutant colorectal cancer shared at the 2015 European Society of Medical Oncology's (ESMO) World Congress of Gastrointestinal Cancer, Array plans to initiate a Phase 3 global registration trial in that patient population in 2016.

Collaboration with Pierre Fabre
In November 2015, Array and Pierre Fabre announced a collaboration agreement for binimetinib and encorafenib. Under the terms of the agreement, Array received an upfront payment of $30 million in January 2016 and retains exclusive commercialization rights for binimetinib and encorafenib in key territories, including the United States and Japan. Pierre Fabre will have exclusive rights to commercialize both products in other territories, including Europe, Asia and Latin America. Array is entitled to receive up to $425 million if certain development and commercialization milestones are achieved, and is eligible for robust, tiered double-digit royalties. Array and Pierre Fabre have agreed to split future development costs on a 60:40 basis (Array:Pierre Fabre) with initial funding committed for new clinical trials in colorectal cancer and melanoma. The agreement was reviewed and approved by the European Commission on Competition in December 2015. All currently active binimetinib and encorafenib clinical trials remain substantially funded through completion by Novartis.

Pierre Fabre Oncology, a business unit of the global 10,000-employee Pierre Fabre company, is supported by over 1,000 employees with a strong focus on European markets. In 2014, worldwide annual sales of Pierre Fabre Oncology products surpassed $200 million on the strength of the Oral Navelbine, Javlor and Busilvex brands. In addition, Pierre Fabre has a significant commitment and track record in pharmaceutical R&D, developing products for patients afflicted with lung, breast and other solid tumors and hematological cancers.

ARRY-797 (ARRY-371797) – Phase 2 trial on-going in patients with LMNA A/C-related dilated cardiomyopathy (DCM)
Array is conducting a 12-patient Phase 2 study to evaluate the effectiveness and safety of ARRY-797 in patients with LMNA A/C-related DCM, a serious, genetic cardiovascular disease. By age 45, approximately 70% of patients with LMNA A/C-related DCM will have died, suffered a major cardiac event, or will have undergone a heart transplant. Data on the primary endpoint of mean change in 6-minute walk test (6MWT) at 12 weeks relative to baseline exceeds benchmarks set by a number of drugs for rare diseases recently approved on the basis of the 6MWT as a primary endpoint. Secondary endpoints, including changes in N-Terminal pro-Brain-derived Natriuretic Peptide (NT-proBNP, a serum biomarker of heart failure severity), and patient reported outcomes, are directionally consistent with the primary endpoint. Enrollment in this trial is complete. Data for patients followed through 48 weeks supports the durability of effect. Taken together, the data to date suggest a path forward for this program. Results with additional patient follow-up will be presented at an appropriate medical conference in 2016.

Selumetinib (partnered with AstraZeneca) – Three registration trials advancing in NSCLC (SELECT-1), thyroid cancer (ASTRA) and neurofibromatosis type 1
AstraZeneca continues to advance selumetinib in three registration trials: SELECT-1 in patients with KRAS-mutant non-small cell lung cancer, a registration trial in patients with neurofibromatosis type 1 and ASTRA in patients with differentiated thyroid cancer. AstraZeneca expects to share top-line results from SELECT-1 in mid-2016.

FINANCIAL HIGHLIGHTS
Cash, cash equivalents, marketable securities and accounts receivable totaled $185.4 million at the end of the quarter. Accounts receivable primarily consist of receivables expected to be paid by Novartis within three months and the $30.0 million license fee from Pierre Fabre, which was received in January 2016. In March 2015, binimetinib and encorafenib became wholly-owned assets, which prompted changes to the classification of revenue and expenses for the programs. The new expense classifications were included in the fourth quarter of fiscal 2015 financial results and, beginning in the first quarter of fiscal 2016, Array reports revenue from Novartis reimbursements under its agreements with Novartis for binimetinib and encorfenib as a separate line item called "reimbursement revenue."

Second Quarter of Fiscal 2016 Compared to First Quarter of Fiscal 2016 (Sequential Quarters Comparison)
Revenue for the second quarter of fiscal 2016 was $35.4 million, compared to $16.2 million for the prior sequential quarter. The $19.2 million increase in revenue was primarily due to higher reimbursement revenue from Novartis. Cost of partnered programs for the second quarter of fiscal 2016 was $5.7 million, compared to $6.2 million for the prior quarter. Research and development expense was $41.4 million, compared to $21.0 million in the prior quarter. The increase in research and development expense is primarily related to the ongoing transition of binimetinib and encorafenib trials from Novartis to Array. Net loss for the second quarter was $24.2 million, or ($0.17) per share, and was $21.0 million, or ($0.15) per share in the prior quarter.

Second Quarter of Fiscal 2016 Compared to Second Quarter of Fiscal 2015 (Prior Year Comparison)
Compared to the same quarter of fiscal 2015, revenue for the second quarter of fiscal 2016 increased $8.5 million primarily due to $27.3 million in reimbursement revenue from Novartis. Cost of partnered programs decreased $7.4 million compared to the second quarter of fiscal 2015 primarily due to binimetinib development costs being presented as research and development expense instead of cost of partnered programs upon becoming wholly-owned programs. Research and development expense increased $29.5 million compared to the second quarter of fiscal 2015 due to the categorization of binimetinib costs, as well as new spending on encorafenib. Net loss for the second quarter of fiscal 2016 was $24.2 million, or ($0.17) per share, and was $8.6 million, or ($0.06) per share, for the same quarter in fiscal 2015.

Six Months of Fiscal 2016 Compared to Six Months of Fiscal 2015 (Prior Year Comparison)
For the six months ended December 31, 2015, revenue was $51.6 million, compared to $33.0 million for the same period in fiscal 2015. Net loss for the six months ended December 31, 2015, was $45.2 million, or ($0.32) per share, compared to a net loss of $36.2 million, or ($0.27) per share, in the comparable prior year period.

CONFERENCE CALL INFORMATION
Array will hold a conference call on Tuesday, February 2, 2016 at 9:00 a.m. Eastern Time to discuss these results. Ron Squarer, Chief Executive Officer, will lead the call.

Date:	Tuesday, February 2, 2016
Time:	9:00 a.m. Eastern Time
Toll-Free:	(844) 464-3927
Toll:	(765) 507-2598
Pass Code:	30840239
Webcast, including Replay and Conference Call Slides: http://edge.media-server.com/m/p/bedxufnc

About Array BioPharma
Array BioPharma Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of targeted small molecule drugs to treat patients afflicted with cancer. Six registration studies are currently advancing related to three cancer drugs. These programs include binimetinib (MEK162), encorafenib (LGX818) and selumetinib (AstraZeneca). For more information on Array, please go to www.arraybiopharma.com.

Forward-Looking Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about the timing of the announcement of the results of clinical trials for our proprietary and our partnered programs, the timing of the completion or initiation of further development of our wholly-owned and our partnered programs, including the timing of regulatory filings, expectations that events will occur that will result in greater value for Array, the potential for the results of ongoing preclinical and clinical trials to support regulatory approval or the marketing success of a drug candidate, our ability to partner our proprietary drug candidates for up-front fees, milestone and/or royalty payments, our future plans to progress and develop our proprietary programs and the plans of our collaborators to progress and develop programs we have licensed to them, and our plans to build a late-stage development company. These statements involve significant risks and uncertainties, including those discussed in our most recent annual report filed on Form 10-K, in our quarterly reports filed on Form 10-Q, and in other reports filed by Array with the Securities and Exchange Commission. Because these statements reflect our current expectations concerning future events, our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors. These factors include, but are not limited to, our ability to continue to fund and successfully progress internal research and development efforts and to create effective, commercially-viable drugs; risks associated with our dependence on our collaborators for the clinical development and commercialization of our out-licensed drug candidates; the ability of our collaborators and of Array to meet objectives tied to milestones and royalties; our ability to effectively and timely conduct clinical trials in light of increasing costs and difficulties in locating appropriate trial sites and in enrolling patients who meet the criteria for certain clinical trials; risks associated with our dependence on third-party service providers to successfully conduct clinical trials within and outside the United States; our ability to achieve and maintain profitability and maintain sufficient cash resources; the extent to which the pharmaceutical and biotechnology industries are willing to in-license drug candidates for their product pipelines and to collaborate with and fund third parties on their drug discovery activities; our ability to out-license our proprietary candidates on favorable terms; and our ability to attract and retain experienced scientists and management. We are providing this information as of February 2, 2016. We undertake no duty to update any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements or of anticipated or unanticipated events that alter any assumptions underlying such statements.

CONTACT:	Tricia Haugeto
(303) 386-1193
thaugeto@arraybiopharma.com

Condensed Statements of Operations
(Unaudited)
(in thousands, except per share amount)

	Three Months Ended December 31,		Six Months Ended December 31,
	2015	2014	2015	2014
Revenue
Reimbursement revenue	$ 27,348	$ -	$ 36,971	$ -
License and milestone revenue	1,105	20,099	1,105	20,268
Collaboration and other revenue	6,977	6,820	13,551	12,720
Total revenue	35,430	26,919	51,627	32,988

Operating expenses
Cost of partnered programs	5,663	13,098	11,875	25,275
Research and development for proprietary drug discovery	41,351	11,817	62,349	24,007
General and administrative	9,938	8,078	17,296	14,877
Total operating expenses	56,952	32,993	91,520	64,159

Loss from operations	(21,522)	(6,074)	(39,893)	(31,171)

Other income (expenses)
Interest income	51	8	91	21
Interest expense	(2,693)	(2,545)	(5,349)	(5,054)
Total other income (expense)	(2,642)	(2,537)	(5,258)	(5,033)

Net income (loss)	$ (24,164)	$ (8,611)	$ (45,151)	$ (36,204)

Net earnings (loss) per share, basic and diluted	$ (0.17)	$ (0.06)	$ (0.32)	$ (0.27)

Weighted average common shares outstanding, basic and diluted	142,833	133,815	142,524	132,820

Summary Balance Sheet Data
(in thousands)
	December 31	June 30
	2015	2015
(unaudited)

Cash and cash equivalents, marketable securities and accounts receivable	$ 185,371	$ 185,129
Property and equipment, gross	$ 59,216	$ 58,438
Working capital	$ 138,862	$ 148,623
Total assets	$ 199,918	$ 198,207
Long-term debt, net	$ 110,386	$ 107,280
Total stockholders' equity	$ 5,874	$ 42,653

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